Exhibit 99.1

TESLA ANNOUNCES OFFERING OF COMMON STOCK

PALO ALTO, CA, February 13, 2020 – Tesla, Inc. (“Tesla”) today announced that it intends to offer approximately $2 billion of common stock in an underwritten registered public offering. Tesla has also granted the underwriters a 30-day option to purchase up to approximately $300 million of additional common stock.

Elon Musk, Tesla’s CEO, will participate by purchasing up to $10 million of common stock in this offering. In addition, Larry Ellison, a member of Tesla’s Board of Directors, will purchase up to $1 million of common stock.

The aggregate gross proceeds of the offering, assuming full exercise by the underwriters of their option to purchase additional securities, would be approximately $2.3 billion before discounts and expenses. Tesla intends to use the net proceeds from the offering to further strengthen its balance sheet, as well as for general corporate purposes.

Goldman Sachs & Co. LLC and Morgan Stanley are acting as lead joint book-running managers for the offering, with Barclays, BofA Securities, Citigroup, Credit Suisse, Deutsche Bank Securities, and Wells Fargo Securities acting as additional book-running managers, and Societe Generale acting as co-manager.

An effective registration statement relating to the securities was filed with the Securities and Exchange Commission on May 2, 2019. The offering of these securities will be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained from (i) Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, facsimile: 212-902-9316 or email: prospectus-ny@ny.email.gs.com or (ii) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the prospectus supplement.

Forward-Looking Statements

Certain statements in this press release, including statements regarding the proposed public offering of common stock and Tesla’s intended use for the proceeds of the offering, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the registration statement on Form S-3 on file with the SEC and the prospectus and prospectus supplement included or incorporated by reference therein, as well as the other documents Tesla files on a consolidated basis from time to time with the SEC, specifically Tesla’s most recent Annual Report on Form 10-K. These documents contain and identify important factors that could cause the actual results for Tesla on a consolidated basis to differ materially from those contained in Tesla’s forward-looking statements. Tesla disclaims any obligation to update information contained in these forward-looking statements.

Investor Relations Contact:

ir@tesla.com

Press Contact:

press@tesla.com